Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Thomas J. Bellgraph, Vice President/CFO
Hastings Manufacturing Company -- (616) 945-2491
or
Brian Edwards, Mary Ann Sabo (mail@lambert-edwards.com)
Lambert, Edwards & Associates -- (616) 233-0500

Hastings Manufacturing Announces First-Quarter Results

HASTINGS, Mich., April 30, 2001 -- Hastings Manufacturing Company (AMEX: HMF) today announced financial results for the first quarter ended March 31, 2001.

The Hastings, Mich.-based manufacturer and marketer of piston rings and other engine products reported net income of $67,621, or $0.09 per share, on net sales of $8.7 million for the first quarter of 2001, compared with net income of $282,551, or $0.37 per share, on net sales of $9.1 million for the same period in 2000.

The Company attributed the decrease in sales to softness in the North American original equipment and automotive-replacement parts markets. Hastings said slightly higher export sales helped offset the decline in North American volumes. Lower sales volumes, combined with a shift in the product mix and increased marketing and employee-related expenses, contributed to lower earnings versus the year-ago first quarter.

Hastings said the gross margin was 29.2 percent for the first quarter of 2001, compared with 30.7 percent for the same period last year, reflecting lower overall sales and a change in the mix of products sold. Operating expenses increased 6.3 percent in the 2001 first quarter, due primarily to higher health insurance and employee-severance costs, as well as increased investment in advertising and marketing. Hastings said the first-quarter operating expenses included restructuring costs related to staff reductions as well as marketing expenses for the launch of its new alliance to sell pistons.

"The entire automotive industry continues to face a difficult environment in early 2001," said Andrew Johnson, co-chief executive officer of Hastings Manufacturing. "Despite these difficult conditions, Hastings Manufacturing is making steady progress in its efforts to maximize operating efficiencies and improve profitability. The Company's move to lean manufacturing is helping us perform more efficiently and our cost-containment plan, announced in February 2001, provided some initial benefits in the first quarter."

In February 2001, Hastings announced a plan to trim more than $1 million in annual operating expenses and improve profitability. The plan included temporary layoffs and permanent staff reductions, as well as other operational improvements.

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"We are gaining momentum in implementing these measures," said Mark Johnson, co-chief executive officer. "Moving forward, we believe these cost-containment measures, along with our continued focus on lean manufacturing, should have a more significant impact on profitability in future quarters. At the same time, we are continuing to invest in sales and marketing initiatives aimed at increasing our market share during a time when other suppliers are struggling."

During the first quarter of 2001, Hastings Manufacturing signed an agreement with Karl Schmidt Unisia to market and distribute Zollner® brand pistons in the domestic aftermarket and Mexico. Hastings said it would use its nationwide sales force and distribution infrastructure to begin selling Zollner pistons alongside its own well-known Hastings® brand of piston rings.

Hastings Manufacturing Company serves the automotive parts market with piston rings, mechanics' specialty tools and additives for engines, transmissions and fuel systems. The piston rings and mechanics' specialty tools, available under the "HASTINGS" brand name, are marketed primarily through independent warehouse distributors, retailers, and on a limited basis, direct to original equipment manufacturers. The additives products available under the "CASITE™" brand name are marketed through The Casite Company, a joint venture that markets both directly and through independent representatives. Canadian distribution of all products is handled through a wholly owned subsidiary, Hastings, Inc. located in Barrie, Ontario. During 1999, Hastings began to distribute and administer products for other U.S.-based suppliers into the Canadian market. These products complement the current piston ring offerings as to both distribution channels and customer base.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities laws. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

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Hastings Manufacturing Company and Subsidiaries

Condensed Consolidated Statements of Income
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Three months ended March 31,	2001	2000

Net Sales	$8,704,362	$9,067,402

Cost of Sales	6,166,855	6,283,916

Gross profit	2,537,507	2,783,486

Operating Expenses
Advertising	109,948	62,710
Selling	788,890	785,739
General and administrative	1,413,230	1,327,174

	2,312,068	2,175,623

Operating income	225,439	607,863

Other Expense (Income)
Interest expense	170,498	151,772
Other, net	(58,680)	(18,460)

	111,818	133,312

Income before income tax expense	113,621	474,551

Income Tax Expense	46,000	192,000

Net Income	$67,621	$282,551

Basic and Diluted Net Income
Per Share of Common Stock	$.09	$.37

Dividends Per Share of Common Stock	$ --	$.08